Exhibit 10.1

2019 CASH INCENTIVE PLAN

Purpose:

The terms of the 2019 Cash Incentive Plan (the “2019 Plan”) have been established to reward the executives and other employees of Rigel Pharmaceuticals, Inc. (the “Company”) for assisting the Company in achieving its operational goals through exemplary performance. Under the 2019 Plan, cash bonuses, if any, will be based on both the achievement of corporate goals and a review of personal performance, which is determined at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).  The overarching intent in setting and achieving the goals is to build long-term shareholder value.

Determination of 2019 Cash Bonuses:

Target bonuses for participants in the 2019 Plan will range from 5% to 60% of such recipient’s 2019 base salary, with a range for executives of 40% to 60% of such executive’s 2019 base salary. The maximum bonus that a participant will be eligible to receive is 120% of such participant’s 2019 base salary and in no event will a bonus be paid later than March 15 of the year following the year in which the bonus was earned. The objective Company performance goals for each participant will be based on meeting certain goals with respect to the Company’s financial and operational performance: growth of Tavalisse in ITP (weighted at 40%), expansion of indications for fostamatinib (weighted at 25%), expansion of the Company’s clinical pipeline (weighted at 15%), and maintenance of a viable cash position for the Company at December 31, 2019 (weighted at 20%), as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not me, as well as to withhold bonuses if a minimum threshold of 40% of the goals are not met.